Exhibit I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of InvenSense, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

DATED: February 1, 2016.

ARTIMAN VENTURES, L.P.

By:	Artiman, L.L.C., its general partner

	By:	/s/ Amit Shah
Amit Shah, Managing Member

ARTIMAN, L.L.C.

By:	/s/ Amit Shah
Amit Shah, Managing Member

/s/ Amit Shah
Amit Shah

/s/ Yatin Mundkur
Yatin Mundkur